Exhibit 14.1

Conflicts of Interest —

Code of Ethics Policy

TGR FINANCIAL INC.-POLICY

CONFLICTS OF INTEREST/CODE OF ETHICS POLICY
Board Approved: 2/25/13	Revised/Ratified:	Page 1 of 10

1.	DIRECTOR’S BRIEFING

Regulatory Risk Issue(s)

Receiving or soliciting gifts to influence a financial transaction represents significant regulatory risk and is strictly prohibited, and may result in stiff penalties. The Bank Bribery Act of 1984 increased the urgency for financial institutions to educate all of their employees against participating in such transactions, by creating substantial penalties. The Bank Bribery Act and the adoption of Regulation O or the Financial Institutions Regulatory Act (FIRA) underscored the need for sufficient policy regarding proper employee/customer relationships. Improper employee/customer relationships may also result in negative market reaction or reputation risk.

Major Policy Elements

•	Guidelines for employees to use “reasonable” standards regarding normal amenities that facilitate conducting business

•	Disclosure of business and other relationships that may result in conflict of interest

Other Considerations

•	Prevention of possible compromising situations through prior knowledge and proper handling

•	Preservation of respectability

2.	STATEMENT OF NEED AND DEFINITION

The board of directors acknowledges the risk that conflicts of interest may arise in obtaining persons involved in the business and civic community to act as directors, senior officers, and employees of the Holding Company or any of its subsidiaries or affiliates. Because of such persons’ worth in attracting and maintaining business relationships, the board feels it prudent to adopt a conflict of interest policy.

3.	PURPOSE

In recognizing that excessive activities, gratuities, and access to information may lead to conflicts of interest for employees, directors, and principal shareholders, the Holding Company has developed this policy to recognize such positions and to prevent a loss of objectivity by requiring appropriate and trustworthy conduct.

4.	GENERAL OBJECTIVES OF CONFLICT OF INTEREST POLICY

The general objective of this policy is to require immediate disclosure of any potential conflict of interest and to prevent such a situation from arising. Adherence to this policy should prevent the development of improper relationships between financial institution directors, officers, employees, and the customers they serve.

5.	SPECIFIC GOALS

The specific goals of this policy are to:

A.	Establish a monetary limit on nominal gifts and gratuities.

B.	Describe situations in which possible conflicts of interest may occur and to require proper conduct of all employees and directors.

C.	Require reporting of conflicts to superiors and written disclosures of business interests.

6.	POLICY ELEMENTS

Authority

The board of directors is ultimately responsible for establishing specific policies to address potential conflicts of interest for directors, senior officers, and employees of TGR Financial Inc., its affiliates and/or subsidiaries (collectively “TGR Financial, Inc.” or “Holding Company”). The authority to implement policy and related procedures is assigned to the CEO.

Any action taken regarding inappropriate insider activities or a breach of the Holding Company’s Code of Ethics will ultimately be reviewed and acted upon by the entire board of directors, after considering the facts, the seriousness of the conduct, and any potential breach of trust.

Risk Management

In addressing conflicts of interest, the board of directors and senior management must be aware of the potential risks that arise from insider abuse and subsequent market reaction. In establishing a Conflict of Interest/Code of Ethics Policy, the board has evaluated various related risks; these risks and their related management techniques include:

☐	Compliance risk. Maintaining legal compliance with various appropriate regulations as well as compliance with the organization’s Code of Ethics.

☐	Reputation risk. Developing and retaining marketplace confidence in handling customers’ financial transactions in an appropriate manner as well as protecting the safety and soundness of the institution.

Definitions

For the purposes of this policy, the following definitions apply:

☐	Officer or employee. A part-time or full-time salaried officer or employee of TGR Financial Inc., its affiliates and/or subsidiaries.

☐	Gift. May include cash or property, special discounts, price concessions, special personal items, special personal entertainment (other than of a normal social nature), special personal services, gratuitous personal services, personal favors, or special dispensations of any kind that could be attributed to the recipient’s position or responsibilities with TGR Financial Inc.

☐	Immediate family. Spouse, minor child, and/or other dependent of the officer, employee, or director

For definitions of company, control of a company or bank, and principal shareholder and/or related interest, refer to 12 CFR 215, Regulation O.

Policy Statement

Due to the increased number of financial institution failures resulting from self-dealing, fraud, and misconduct of directors, management, and employees, the board of directors of TGR Financial Inc. intends to hold its employees and directors to this strict code of ethics and to require reporting of conflicts of interest. Individuals associated with this Holding Company have a primary responsibility to uphold the standards of the Holding Company or any affiliate bank.

Failure to comply with all policies herein described may result in the termination of employment.

All employees and representatives of TGR Financial Inc., it subsidiaries and/or affiliates are required to act in a responsible and respectable manner and to remain free of influences that may result in the loss of objectivity regarding business conducted with TGR Financial Inc., its affiliates and subsidiaries customers or with TGR Financial Inc. itself. Each employee must disclose and avoid any interests or activities involving another organization or individual that may result in a conflict of interest between TGR Financial Inc. and that organization or individual.

While this policy does not intend to interfere with the personal lives of employees and representatives, it requires those persons to recognize situations where conflicts of interest may arise and to avoid them when possible. If these situations cannot be avoided, they must be reported immediately to a direct superior. Subsequently, the employee or representative should remove himself or herself from any compromising situations, whether it involves advising the other person or entity or approving or voting on extensions of credit.

Confidential Information

All employees and directors must acknowledge that all information concerning the Holding Company, its affiliates and/or subsidiaries, customer, depositor, and director information is considered confidential and is to be used for Holding Company purposes only. The use of such information for personal, familial, or other gain is unethical and illegal under securities rulings and the National Bank Act. Information regarding any business conducted cannot be disclosed to outside individuals (unless authorized by the Holding Company or its customer, etc.) and may not be used for personal gain.

Use of confidential information for other than TGR Financial Inc. business purposes may result in disclosure of insider information. Insider information is defined as information of a material nature to affect the price of stock involved. Insider information may not be used to purchase, trade, or solicit securities until that information is available to the public.

The use of confidential information received by either the investment or loan divisions may not be provided to any other department for investment of discretionary funds or advice to customers. Any transfers of information regarding customer accounts must be strictly information that is available to the public.

In addition, all published information (both for internal and external use), developed programs, equipment, etc. are the property of TGR Financial Inc. and are reserved for use by employees of TGR Financial Inc Use of these materials for any other purpose may constitute copyright infringement and theft.

Gifts and Entertainment

Employees of TGR Financial Inc. are not to solicit gifts from prospective or current customers, associates, or any other individual or business. Any gifts received shall be of nominal value. Nominal value is considered to be anything below $100.00, subject to IRS Reporting.

Employees of TGR Financial Inc. are expected to participate in entertainment and amenities of reasonable cost to facilitate business. Payment by anyone other than the Holding Company of excessive costs or travel not customary or within acceptable business practice must not be accepted. Any questionable circumstances must be reported to your immediate supervisor.

Tickets for sporting, cultural, or other events purchased by the Holding Company, its affiliates or subsidiaries are to be used in entertaining potential or actual customers, vendors, or others for business purposes only. If it is determined three or four days before the event that the tickets will not be used, an officer may offer them to someone else at his or her discretion.

It is unlawful for a national bank to make contributions or expenditures in connection with elections to political office or with a primary election, political convention, or caucus held to select candidates for any political office. This prohibition applies to all federal, state, and local elections, political conventions, and caucuses. Accordingly, it is unlawful for any officer or director to consent to political contributions or expenditures prohibited by the Federal Election Campaign Act of 1971, per 2 USC 441b. These provisions also extend to other forms of political contributions or expenditures by national banks, including but not limited to, the purchase of tickets to political dinners or other political fund raising events, advertisements in political literature, and donations of goods or services in connection with political fund raising events and activities.

External Involvement

While TGR Financial Inc. encourages its employees to be involved in outside activities, including charitable and political functions, federal law prohibits TGR Financial Inc. from making political contributions. At no time will employees solicit other employees for political contributions or coerce others into contributing to any organization. Conduct must not give the perception that benefit to TGR Financial Inc. or connections are sought or desired.

Additionally, offers of directorship to any outside organization that has or desires a business relationship with TGR Financial Inc., or to any institution within the financial industry, must be reported to In-house Counsel or the Chief Risk Officer prior to acceptance.

Capitalizing on opportunities for personal gain or compensation outside of that provided by TGR Financial Inc. for the performance of services for TGR Financial Inc. is strictly prohibited. Employment outside and in addition to employment at TGR Financial Inc. must be reported to your immediate supervisor.

Consultation

Refer any questions regarding proper code of conduct to an immediate supervisor or in-house counsel. Actions or acceptance of gifts that are not specifically mentioned above must be reviewed as to intent and purpose. Employees should ask themselves: “If a situation were to be made public, would my conduct be embarrassing or come into question?”

Conduct of Insiders

12 CFR § 215, or federal Regulation O, defines “insiders” as directors, executive officers, and principal shareholders. These people must take care that their conduct does not violate rules relating to self-dealing and personal gains. At no time are members of this group allowed to take advantage of their position in the Holding Company for personal profit or influence over credit and other decisions with regard to their business or personal interests.

Directors and officers are prohibited from being involved in the loan approval process of insiders who may benefit directly or indirectly from the decision to grant credit. This prohibition extends to professional relationships with any company or firm receiving remuneration as a result of the decision to grant credit.

Decisions regarding the sale or purchase of Holding Company assets and services must be made in the best interests of the Holding Company, with no influence on insiders resulting from gifts, entertainment, or gratuities. All conduct of such business must be at “arm’s length.”

Arm’s Length Transactions

All of the Holding Company’s relationships with insiders or their related interests or with businesses with which the Bank deals if an insider has an interest in such business, must be prudent, at “arm’s length” and in compliance with all applicable laws and regulations. All such insider transactions must be approved by a disinterested majority of the Board of Directors. Directors should abstain from voting and deliberating on any matter involving their own interests or when an actual or potential conflict interest occurs. When possible, a director with a direct or indirect interest in a matter being presented to the Board of Directors should leave the meeting during discussion and voting on the matter.

Disclosures

Employees and officers of TGR Financial Inc., its subsidiaries and affiliates must make disclosures of any relationships, receipt of gifts, compensation, ethical concerns, or other situations leading to actual or potential conflicts in the following manner:

•	Employees: Report to immediate supervisor, People Department, Chief Legal Counsel or Chief Risk Officer

•	Officers: Report to Chief Administrative Officer, Chief Executive Officer, Chief Legal Counsel, Chief Risk Officer or President

•	Chief Administrative Officer, President, and all Directors: Report to Chief Legal Counsel, Chief Risk Officer, Chairman or Vice Chairman of the board

•

Employees who have questions on ethical or compliance issues may also contact the People Department, the Chief Legal Counsel, or the Chief Risk Officer for advice. In addition, ethical concerns may be anonymous reported to Ethics Point. Ethics Point is a confidential hotline that should be used to report violations of the Code of Ethics, Insider Policies or any type of harassment.

Directors, principal shareholders, and executive officers mustimmediately and continually disclose to Management and the entire Board of Directors any actual and/or potential conflicts of interest and any potential conflicts of their related interests. Annually Directors, principal shareholders and executive officers must submit disclosures in substantially the same form as set forth in “Attachment A” to the Regulation O Officer.

The Holding Company’s employees, officers and directors will promptly disclose all potential conflicts of interest in writing to the Regulation O Officer. All written disclosures will be retained in the Company’s files. Actual or potential conflicts of interest that should be reported include the following:

*	Management positions, such as directorships, held at outside organizations

*	Related interests such as a company or political campaign controlled by that person, or the funds or services of which will benefit that person

*	Any compensation (including salaries, wages, or gifts) received from outside organizations

*	Identification of all material interests insiders have in the business of any borrower, applicant, other bank customer, vendor or supplier or any company doing business on behalf of the bank.

It is the responsibility of each employee, officer and director to be aware of the appearance of any potential conflict of interest and to remove himself/herself from any compromising position regarding the Holding Company’s relationship with any organization with which he/she may be connected.

As set forth in the employee handbook that governs the Holding Company, it affiliates and subsidiaries, employees are required to report improper or unethical behavior to appropriate parties (management, board, auditors, ethic hotline etc.) and to report suspicious activity in accordance with the related suspicious activity report (SAR) policy.

Procedures

Management is responsible for developing and implementing procedures to ensure proper disclosure as required by this policy. Management is also responsible for maintaining documentation of compliance with this policy.

The Regulation O Officer shall provide the reporting form, Attachment A, to directors, principal shareholders and executive officers as a tool for creating an annual report for the board of directors to identify any conflicts or potential conflicts of interest. In addition, the Regulation O Officer shall provide the report to members of Senior Management The board of directors and senior management need this information to monitor the activities of insiders and help them avoid potential conflicts.

Training

At least annually, employees and directors will be provided copies of the ethical policies (Conflicts of Interest—Code of Ethics, Insider Activities and Loans to Insiders) for review. Employees and Directors will be required to acknowledge receiving, reviewing and abiding by all of the terms of the Ethical Policies. In addition, Ethics training will be provided to the Directors periodically and shall reflect all regulatory changes or updates. Ethics training shall be provided to the employees at least annually.

Consequences of Unethical Conduct or Breaches of Fiduciary Responsibility

Insider abuse can damage the Holding Company’s reputation and undermine public confidence in the Holding Company. Failure to ensure compliance with laws, regulations, prescribed practices and ethical standards can expose the Holding Company and its Insiders to serious consequences, including enforcement actions. An Insider, who knowingly or unknowingly violates any banking law or regulation, engages in unsafe or unsound banking practices or breaches a fiduciary duty may be subject to civil money penalties and removal from banking, and may be held personally liable for any loss incurred by the Holding Company due to such activities. An Employee’s failure to comply with the terms of this policy may result in termination of employment. The board of directors will determine the specific action to be taken after considering the seriousness of the conduct and any breach of trust.

Attachment A

Conflict of Interest/Regulation O

Confidential Annual Financial Disclosure Report

TGR Financial Inc.

This report is a safeguard for you and TGR Financial Inc It provides a mechanism for determining actual or potential conflicts between your public responsibilities and your private interest and activities.

The primary use of this information is for review by the board of directors of TGR Financial Inc. to determine compliance with applicable federal conflict of interest laws and regulations. Additional disclosures of the information on this report may be made to the following:

•	A federal, state or local law enforcement agency if the disclosing agency becomes aware of a violation or potential violation of law or regulation

•	A court or party in a court or federal administrative proceeding if the government is a party or in order to comply with a judge-issued subpoena

•	A source when necessary to obtain information relevant to a conflict of interest investigation or decision

•	A judicial or administrative proceeding, if the information is relevant to the subject matter

•	An individual involved in an internal and/or compliance audit

•	An individual involved in a Federal and/or State regulatory review.

This confidential report will not be disclosed to any person requesting unless authorized by the CEO of TGR Financial Inc. or his designee.

Name

Address	Phone

Employer	Position

Address	Phone

BUSINESS AFFILIATIONS

Name of Business	Position

Type of Business	Percentage of Ownership

Name of Business	Position

Type of Business	Percentage of Ownership

Name of Business	Position

Type of Business	Percentage of Ownership

Name of Business	Position

Type of Business	Percentage of Ownership

Name of Business	Position

Type of Business	Percentage of Ownership

BUSINESS AFFILIATIONS (CONTINUED)

Name of Business	Position

Type of Business	Percentage of Ownership

Name of Business	Position

Type of Business	Percentage of Ownership

Name of Business	Position

Type of Business	Percentage of Ownership

COMMUNITY AFFILIATIONS

Name of Organization	Position

Type of Organization	Percentage of Ownership

Name of Organization	Position

Type of Organization	Percentage of Ownership

Name of Organization	Position

Type of Organization	Percentage of Ownership

Name of Organization	Position

Type of Organization	Percentage of Ownership

Name of Organization	Position

Type of Organization	Percentage of Ownership

I certify that the statements I made on this form and all attached statements are true, complete, and correct to the best of my knowledge.

I also acknowledge my responsibility to keep the Holding Company informed, on a timely basis, of any new relationships, changes in relationships or ceasing of relationships which may occur during the coming year.

Signature	Date